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Exhibit 10.8

FIRST REGIONAL BANK
1996 DEFERRED COMPENSATION PLAN

Form of Salary Reduction Agreement

        In accordance with the First Regional Bank 1996 Deferred Compensation Plan (the "Plan"), First Regional Bank (the "Company") and                        , an employee of the Company (the "Participant"), hereby agree as follows:

        1.     This agreement applies to all base salary amounts, which have not already been paid or become payable as of the date of this election, for services performed during the period beginning on January 1, 2005 and ending on December 31, 2005 (the "Plan Year"), that would, absent this agreement, be paid to Participant as current compensation during the Plan Year or within 2 1/2months after the end of that year. For this purpose, compensation includes all elective deferrals under the First Regional Bank 401(k) Profit Sharing Plan and all salary reductions under cafeteria plans described in Section 125 of the Internal Revenue Code.

        2.     The Participant agrees that his compensation described in Paragraph 1 will be reduced            percent (fill in percentage; may not exceed 3 percent). *

*
[As permitted by the amended Plan, H. Anthony Gartshore and Thomas E. McCullough are permitted to defer up to 4% of their compensation, which they have elected to do.]

        3.     The Company agrees that the Participant will be credited with a benefit accrual under the Plan equal to the amount by which his compensation is reduced pursuant to Paragraph 2, plus such additional accruals earnings thereon as are specified by the terms of the Plan.

        4.     The Participant acknowledges that all benefits that he accrues under the Plan are "wages" within the meaning of section 3121 of the Internal Revenue Code of 1986 and authorizes the Company to make required withholdings under the Federal Insurance Contributions Act out of his other compensation.

        5.     This Agreement may be revoked or amended until March 15, 2005. After this date, it is irrevocable, except that the salary reduction election set forth in Paragraph 2 will be revoked automatically if the Plan is terminated by the Company, or if the Participant ceases to be eligible to participate in the Plan, during the Plan Year.

        6.     Except to the extent specifically set forth in this Agreement, the Participant's rights under the Plan are governed in all respects by the terms of the Plan, which are hereby incorporated by reference into this Agreement.

        7.     Participant does hereby designate the following person as his Beneficiary as provided in the Plan:

Name	Relationship

        If additional Beneficiaries are desired, check here [    ] and supply the information requested on the reverse side of this sheet.

        IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals on this              day of                          2005.

(L. S.)
[Name of Participant]
Corporate Seal	FIRST REGIONAL BANK
By

Additional Beneficiaries

Name	Relationship

Name	Relationship

Name	Relationship

Name	Relationship

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  Exhibit 10.8